TODTMAN, NACHAMIE, SPIZZ & JOHNS, P.C.
Attorneys for SYNERGY TECHNOLOGIES CORPORATION and CARBON RESOURCES LIMITED
Debtors and Debtors-in-Possession
425 Park Avenue
New York, New York 10022
(212) 754-9400
Barton Nachamie (BN-6732)
Arthur Goldstein (AG-8735)
Jill L. Makower (JLM-4842)

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
----------------------------------------------X
In re:
                                                    Chapter 11

SYNERGY TECHNOLOGIES CORPORATION                    Case No. 02-15683 (ALG)
and CARBON RESOURCES LIMITED,
                                                    (Jointly Administered)

                               Debtors.
----------------------------------------------X








                         DEBTORS' PLAN OF REORGANIZATION
                               DATED MAY 20, 2003

                                TABLE OF CONTENTS


ARTICLE I:  INTRODUCTION.............................................................................................1


ARTICLE II:  DEFINITIONS AND CONSTRUCTION OF TERMS...................................................................1

   A.   DEFINITIONS..................................................................................................1
   B.   INTERPRETATION, RULES OF CONSTRUCTION, COMPUTATION OF TIME AND CHOICE OF LAW.................................9

ARTICLE III:  DESIGNATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS.................................................10

   A.   PRORITY CLAIMS..............................................................................................10
   B.   SECURED CLAIMS..............................................................................................10
   C.   UNSECURED CLAIMS............................................................................................11
   D.   EQUITY INTEREST.............................................................................................11

ARTICLE IV:  TREATMENT OF UNCLASSIFIED CLAIMS.......................................................................11

   A.   UNCLASSIFIED CLAIMS.........................................................................................11
     1.   UNITED STATES TRUSTEE FEES................................................................................11
     2.   ADMINISTRATIVE CLAIMS.....................................................................................11
        (A)    GENERALLY............................................................................................11
        (B)    ADMINISTRATIVE EXPENSES INCURRED AFTER CONFIRMATION DATE.............................................12
     3.   PRIORITY TAX CLAIMS.......................................................................................13

ARTICLE V:  TREATMENT OF CLAIMS AND EQUITY INTERESTS................................................................13

   A.   TREATMENT OF CLASS 1 PRIORITY CLAIMS........................................................................13
   B.   TREATMENT OF CLASS 2 SECURED CLAIMS.........................................................................13
   C.   TREATMENT OF CLASS 3 UNSECURED CLAIMS.......................................................................14
   D.   TREATMENT OF CLASS 4 EQUITY INTERESTS AND RIGHTS RELATED THERETO............................................14
   E.   CONTROVERSY WITH RESPECT TO IMPAIRMENT......................................................................15

ARTICLE VI:  TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES..................................................15

   A.   TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.......................................................15

ARTICLE VII:  MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN....................................................15

   A.   SUBSTANTIVE CONSOLIDATION AND MERGER........................................................................15
   B.   RESTRUCTURING TRANSACTIONS..................................................................................16
   C.   SOURCE OF PAYMENTS..........................................................................................16
   D.   CORPORATE NAME CHANGE AND RELOCATION........................................................................17
   E.   CANCELLATION OF EXISTING SECURITIES AND AGREEMENTS..........................................................17

ARTICLE VIII:  PROCEDURES FOR RESOLVING AND TREATING DISPUTED CLAIMS................................................17

   A.   RESOLUTION OF DISPUTED CLAIMS...............................................................................17

ARTICLE IX:  PROVISIONS CONCERNING CAUSES OF ACTION.................................................................18

ARTICLE X:  PROVISIONS REGARDING VOTING AND DISTRIBUTIONS UNDER THE PLAN............................................18

   A.   VOTING OF CLAIMS............................................................................................18
   B.   NONCONSENSUAL CONFIRMATION..................................................................................19
   C.   DISBURSING AGENT............................................................................................19
   D.   DISTRIBUTION OF CASH........................................................................................19
   E.   DISTRIBUTION OF NEW COMMON STOCK............................................................................19
   F.   MINIMUM DISTRIBUTIONS.......................................................................................20
   G.   FRACTIONAL SHARES...........................................................................................20
   H.   UNCLAIMED DISTRIBUTIONS.....................................................................................20
   I.   PROFESSIONAL FEES AND EXPENSES..............................................................................21

ARTICLE XI:  PROVISIONS CONCERNING DISCHARGE AND PROPERTY...........................................................21

   A.   DISCHARGE OF ALL CLAIMS.....................................................................................21
   B.   VESTING OF PROPERTY IN THE REORGANIZED DEBTOR...............................................................22




ARTICLE XII:  CONDITION PRECEDENT TO CONFIRMATION OF THE PLAN.......................................................22

ARTICLE XIII:  RETENTION OF JURISDICTION............................................................................22

   A.   RETAINED JURISDICTION.......................................................................................22

ARTICLE XIV:  NOTICES...............................................................................................24

ARTICLE XV:  OFFICIAL COMMITTEE OF UNSECURED CREDITORS..............................................................24

   A.   CONTINUATION OF THE COMMITTEE...............................................................................24

ARTICLE XVI: PROVISIONS REGARDING CORPORATE GOVERNANCE OF REORGANIZED SYNERGY.......................................25

   A.   MANAGEMENT OF REORGANIZED SYNERGY...........................................................................25
   B.   CERTIFICATE OF INCORPORATION AND BY-LAWS....................................................................25
   C.   AUTHORIZATION AND ISSUANCE OF NEW COMMON STOCK..............................................................26
   D.   LISTING OF NEW COMMON STOCK.................................................................................26

ARTICLE XVII:  MISCELLANEOUS PROVISIONS.............................................................................26

   A.   APPLICABLE LAW..............................................................................................26
   B.   UNENFORCEABILITY OF PARTICULAR PROVISIONS...................................................................26
   C.   REVOCATION AND WITHDRAWAL PRIOR TO CONFIRMATION.............................................................26
   D.   AMENDMENT AND MODIFICATION..................................................................................27
   E.   LIMITATION OF LIABILITY.....................................................................................27
   F.   POST-CONFIRMATION PROFESSIONAL FEES.........................................................................28
   G.   SUCCESSORS AND ASSIGNS......................................................................................28
   H.   BINDING EFFECT OF PLAN......................................................................................29

                                    ARTICLE I

                                  INTRODUCTION

         Synergy Technologies Corporation and Carbon Resources Limited hereby propose the following joint plan of reorganization dated May 20, 2003 (the "Plan") for the resolution of the Debtors' outstanding creditor Claims (as hereinafter defined) and Equity Interests (as hereinafter defined). Reference is made to the Debtors' disclosure statement dated May 20, 2003 (the "Disclosure Statement") for a discussion of the Debtors' history, business and results of operations and a summary and analysis of the Plan and certain related matters.

         All holders of Claims and Equity Interests entitled to vote to accept or reject the Plan are encouraged to review the Disclosure Statement and the Plan before voting to accept or reject the Plan. To the extent that the Plan is inconsistent with the Disclosure Statement, the Plan will govern. No materials other than the Disclosure Statement and exhibits and schedules attached thereto or referenced therein have been approved by the United States Bankruptcy Court for the Southern District of New York for use in soliciting acceptances or rejections of this Plan.


                                   ARTICLE II

                      DEFINITIONS AND CONSTRUCTION OF TERMS

A.       DEFINITIONS

         In addition to those capitalized terms that are defined in other Articles of the Plan, the following terms (which appear in the Plan as capitalized terms) have the following meanings as used in the Plan.

         "ADMINISTRATIVE CLAIM" means any cost or expense of administration of any of the Chapter 11 Cases allowed under section 503(b) of the Bankruptcy Code that is entitled to priority under section 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estates of the Debtors, operating the business of the Debtors, all compensation and reimbursement of expenses of professionals allowed by the Bankruptcy Court under sections 330, 331 and 503 of the Bankruptcy Code, and any unpaid quarterly fees assessed against the estates of the Debtors under section 1930 of the United States Bankruptcy Code.

         "ALBERS" means Albers Management and Consulting, a division of Great Missenden Holdings Pty Ltd.

         "ALLOWED AMOUNT" shall mean the dollar amount of an Allowed Claim.

         "ALLOWED CLAIM" means a Claim against the Debtors to the extent that the Claim is allowed pursuant to the Plan, or (a) a proof of such Claim was (i) timely filed; or (ii) deemed timely filed under applicable law or by reason of an order of the Bankruptcy Court; and (b)(i) after the applicable deadlines for filing an objection to the Claim in accordance with the Plan has passed, the Debtors have not filed an objection or any such objection is withdrawn following the expiration of such applicable deadline(s); (ii) the Claim is allowed (but only to the extent allowed) by a Final Order, or (iii) the Claim is a Class 3 Claim that was Scheduled by the Debtor in accordance with Rule 1007 of the Bankruptcy Rules and not listed as disputed, contingent or unliquidated. Prior to the time that an objection has been or may be timely filed, for the purposes of this Plan, a Claim shall be considered an Allowed Claim if (a) the Claim has been Scheduled; (b) the amount of the Claim specified in any filed proof of claim equals or is less than the amount of the Claim Scheduled by the Debtor as other than disputed, contingent or unliquidated; (c) the priority of the Claim specified in any filed proof of claim is of an equal or more junior priority than the priority of the Claim Scheduled by the Debtor; and (d) the Claim has not been Scheduled as disputed, contingent or unliquidated.

Terms such as "Allowed Priority Tax Claim" or "Allowed Secured Claim" mean, by way of example, an Allowed Claim that is also a Priority Tax Claim or Secured Claim, respectively.

         "BANKRUPTCY CODE" means Title 11 of the United States Code, as the same was in effect on the Petition Date, as amended from time to time.

         "BANKRUPTCY COURT" means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases.

         "BANKRUPTCY RULES" means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of Title 28 of the United States Code, and any Local Rules of the Bankruptcy Court.

         "BAR DATE" means March 13, 2003, which was the deadline to file proofs of Claim in the Chapter 11 Cases as provided by order of the Bankruptcy Court or any other deadline to file proof of claims set by the Bankruptcy Court or agreed to by the Debtors.

         "BUSINESS DAY" means any day other than a Saturday, Sunday, or a "legal holiday" as such term is defined in Bankruptcy Rule 9006(a).

         "CARBON" means Carbon Resources Limited.

         "CASH" means legal tender of the United States.

         "CASH DISBURSING AGENT" means Shelby Goldgrab.

         "CHAPTER 11 CASES" means the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors, In re Synergy Technologies Corporation and Carbon Resources Limited, Chapter 11 Case No. 02-15683 (ALG)(Jointly Administrated), which are currently pending in the Bankruptcy Court.

         "CLAIM" shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

         "CLASS" means a group of Claims or Equity Interests consisting of Claims or Equity Interests which are substantially similar to each other as classified pursuant to this Plan.

         "COMPANY" means Synergy Technologies Corporation.

         "CONFIRMATION" means entry, within the meaning of Bankruptcy Rules 5003 and 9021, of an order of the Bankruptcy Court confirming this Plan in accordance with the provisions of the Bankruptcy Code.

         "CONFIRMATION DATE" means the date upon which the Confirmation Order is entered in the Bankruptcy Court.

         "CONFIRMATION HEARING" means the hearing to be held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

         "CONFIRMATION ORDER" means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

         "COMMITTEE" means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

         "DEBTORS" means Synergy Technologies Corporation and Carbon Resources Limited.

         "DEBTORS-IN-POSSESSION" means the Debtors in their capacity as debtors-in-possession in the Chapter 11 Cases pursuant to sections 1101, 1107(a) and 1108 of the Bankruptcy Code.

         "DISCLOSURE STATEMENT" means the disclosure statement relating to the Plan, including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

         "DISPUTED CLAIM" means a Claim or a request for payment of an administrative expense, as the case may be, as to which: (a) a proof of claim or a request for payment of an administrative expense, as the case may be, has been filed with the Court or deemed filed under applicable law or order of the Court;
(b) an objection has been timely filed; and (c) such objection has not been (i) withdrawn, (ii) overruled or denied in whole or part by a Final Order, or (iii) granted in whole or in part by a Final Order. Prior to the time that an objection has been or may be timely filed, for purposes of this Plan, a Claim shall be considered a Disputed Claim: (i) to the extent and only to the extent the amount of the Claims specified in the proof of claim exceeds the amount of any corresponding Claim listed by the Debtor in its Schedules; (ii) any corresponding Claim listed by the Debtor in its Schedules as disputed, contingent or unliquidated, irrespective of the amount scheduled; or
(iii) if no corresponding Claim has been listed by the Debtor in its Schedules.

         "DISTRIBUTION DATES" means any Business Day on or after the Effective Date on or by which Distribution of Cash and New Common Stock are made pursuant to the Plan.

         "DISTRIBUTIONS" means the payments to creditors, equity interest holders and others (e.g., Professional Persons) of Cash and/or New Common Stock pursuant to and required by this Plan.

         "EFFECTIVE DATE" means the date on which the Confirmation Order becomes a Final Order.

         "EQUITY INTEREST" means any share of common stock of Synergy, and any stock option, warrant or right, contractual or otherwise, to acquire any such interest.

         "EQUITY INTEREST HOLDER" means the holder of an Equity Interest.

         "ESTATES" means the estates created in the Chapter 11 Cases under section 541 of the Bankruptcy Code.

         "EXECUTORY CONTRACTS" means all contracts or unexpired leases to which any of the Debtors is a party and which is executory within the meaning of section 365 of the Bankruptcy Code.

        "FACE AMOUNT" means, with respect to any Claim, (a) if the holder of such Claim has not timely filed proof thereof with the Bankruptcy Court, the amount, if any, of such Claim Scheduled and not listed as disputed, contingent or unliquidated, (b) if the holder of such Claim has timely filed proof thereof with the Bankruptcy Court, and the Debtor has not filed an objection, the amount stated in such proof, or (c) if a Claim has become an Allowed Claim pursuant to a Final Order, the amount of such creditor's Allowed Claim.

        "FILING DATE" means November 13, 2002, the date each of the Debtors filed their voluntary chapter 11 petition with the Bankruptcy Court.

         "FINAL ORDER" means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction, as entered on the docket of such court which, not having been reversed, modified, amended, or stayed and the time for seeking review of which by way of appeal, petition for certiorari, motion for reargument and rehearing or other review having expired, and as to which no appeal, petition for certiorari, motion for reargument and rehearing or other review is pending, has become conclusive of all matters adjudicated thereby and is in full force and effect.

         "GOVERNMENTAL UNIT" shall have the meaning set forth at Section 101(27) of the Bankruptcy Code.

         "INSIDER" shall have the meaning as contained in Section 101(31) of the Bankruptcy Code.

         "LIEN" means any charge against, or interest in, property to secure payment of a debt or performance of an obligation and includes, without limitation, any judicial lien, security interest, mortgage, deed of trust or statutory lien.

        "NEW COMMON STOCK" means the common stock of Reorganized Synergy authorized to be issued pursuant to the Plan. The New Common Stock shall have a par value of $0.001 per share and such rights with respect to dividends, liquidation, voting and other matters as are provided for by applicable non-bankruptcy law or in the Reorganized Synergy Certificate of Incorporation and the Reorganized Synergy By-laws.

         "PERSON" shall have the meaning ascribed to such term in section 101(41) of the Bankruptcy Code.

         "PLAN" means this Plan of Reorganization, as altered, amended or modified from time to time, and all attachments and exhibits thereto.

         "PRIORITY CLAIM" means any Allowed Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code, other than (a) an Administrative Claim, and (b) a Priority Tax Claim.

         "PRIORITY TAX CLAIM" means a Claim by a governmental unit entitled to priority pursuant to any provision of section 507(a)(8) of the Bankruptcy Code.

         "PRO RATA" means with respect to the holder of an Allowed Unsecured Claim in Class 3, the same proportion that the amount of such Allowed Claim bears to the aggregate amount of all Allowed Claims of Class 3.

         "PROFESSIONAL" or "PROFESSIONAL PERSON" means all attorneys, accountants, consultants or other Persons retained under an order of the Court on behalf of the Debtor or the Committee in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered pursuant to sections 327, 328, 330 and 331 of the Bankruptcy Code.

         "REORGANIZED DEBTOR" shall mean Reorganized Synergy on or after the Effective Date.

         "REORGANIZED SYNERGY" shall mean Synergy on or after the Effective
Date.

         "REORGANIZED SYNERGY BY-LAWS" means the amended and restated by-laws of Reorganized Synergy.

         "REORGANIZED SYNERGY CERTIFICATE OF INCORPORATION" means the amended and restated Certificate of Incorporation of Reorganized Synergy.

         "SCHEDULED" means as set forth in the Schedules of Assets and Liabilities.

         "SCHEDULES OF ASSETS AND LIABILITIES" means the Schedules of Assets and Liabilities and the Statements of Financial Affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as the same have been or may be amended from time to time prior to the Effective Date.

         "SECURED CLAIM" means a Claim (a) that is either secured by a valid perfected and enforceable Lien on the property of the Debtor(s) that is not subject to avoidance under the Bankruptcy Code or applicable nonbankruptcy law, but only to the extent of the value as set forth in an Allowed Claim or as determined by Final Order in accordance with section 506(a) or 1111(b) of the Bankruptcy Code, of the interest of the claimant in the Debtors' property securing such Claim, or (b) for which the holder asserts a valid setoff under section 553 of the Bankruptcy Code. To the extent that the amount claimed by the holder of a Secured Claim exceeds the value of the property securing such Claim, the holder of such Secured Claim shall have an Unsecured Claim equal to the amount of the excess.

         "SONORAN" means Sonoran Pacific Resources, LLP.

         "STOCK OPTION" means any option to acquire Synergy common stock.

         "STOCK DISBURSING AGENT" means American Stock Transfer Company.

         "SYNERGY" means Synergy Technologies Corporation.

         "UNSECURED CLAIM" means a Claim against the Debtor that is not an Administrative Claim, Priority Tax Claim, Priority Claim or Secured Claim.

         "UNSECURED CREDITOR" means the holder of an Unsecured Claim.

         "WARRANTS" means any right to purchase Synergy common stock.

B.       INTERPRETATION, RULES OF CONSTRUCTION,
         COMPUTATION OF TIME AND CHOICE OF LAW

         In the event of a conflict between the Plan and the Disclosure Statement, the contents of the Plan shall control over the contents of the Disclosure Statement. The provisions of the Confirmation Order shall control over the contents of the Plan.

         Any term used in the Plan that is not otherwise defined in the Plan either in Article II.A (Definitions) or elsewhere, but that is used in the Bankruptcy Code or the Bankruptcy Rules has the meaning assigned to that term in (and shall be construed in accordance with the rules of construction under) the Bankruptcy Code or the Bankruptcy Rules. Without limiting the foregoing, the rules of construction set forth in Section 102 of the Bankruptcy Code shall apply. The definitions and rules of construction contained herein shall also apply to the Disclosure Statement and to the exhibits to the Plan except to the extent expressly so stated in the Disclosure Statement or in each particular exhibit to the Plan.

         The words "herein", "hereof", "hereto", "hereunder", and others of similar import refer to the Plan as a whole and not to any particular Article, Section, Subsection, or Clause contained in the Plan. The word "including" shall mean "including, without limitation."

         Any reference in the Plan to an existing document or exhibit means such document or exhibit, as it may have been amended, restated, modified, or supplemented as of the Effective Date

         Captions and headings to Articles, Sections, Subsections, and Clauses in the Plan are inserted for convenience of reference only and shall neither constitute a part of the Plan nor in any way affect the interpretation of the provisions hereof.

         Whenever from the context it is appropriate, each term stated in either the singular or the plural shall include both the singular and the plural.

         In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

         All exhibits to the Plan are incorporated into the Plan, and shall be deemed to be included in the Plan, regardless of when they are filed.

         Subject to the provisions of any contract, certificate, bylaws, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with federal law, including the Bankruptcy Code and Bankruptcy Rules.


                                   ARTICLE III

              DESIGNATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS

         The following is a designation of the Classes of Claims and Equity Interests under the Plan. Administrative Claims, Priority Tax Claims and fees due to the United States Trustee pursuant to 28 U.S.C.ss.1930 have not been classified and are excluded from the following Classes in accordance with section 1123(a)(1) of the Bankruptcy Code. A Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and is classified in a different Class to the extent that any remainder of the Claim or Equity Interest qualifies within the description of such different Class.

A.       PRIORITY CLAIMS

              Class 1: Class 1 consists of all Allowed Priority Claims.

B.       SECURED CLAIMS

              Class 2: Class 2 consists of all Allowed Secured Claims.

C.       UNSECURED CLAIMS

              Class 3: Class 3 consists of all Allowed Unsecured Claims.

D.       EQUITY INTEREST

              Class 4: Class 4 consists of the existing Equity Interests in
                       Synergy.


                                   ARTICLE IV

                        TREATMENT OF UNCLASSIFIED CLAIMS

A.       UNCLASSIFIED CLAIMS

         1.       UNITED STATES TRUSTEE FEES.

                  All fees payable by the Debtors under section 1930 of Title 28 of the United States Code that have not been paid prior to the Effective Date shall be paid by the Debtors on the Effective Date. In addition, the Debtors, or any successor thereto by merger, consolidation or otherwise, on or after the Effective Date, shall be liable for and shall pay such fees until the entry of a final decree in this case or until the case is converted or dismissed. The Reorganized Debtor shall file post-confirmation operating reports with the Bankruptcy Court and the United States Trustee until a final decree is entered.

         2.       ADMINISTRATIVE CLAIMS

                  (A) GENERALLY. Except as provided otherwise in this Article IV of the Plan, each holder of an Allowed Administrative Claim (including, without limitation, the professionals' fees and expenses incurred by the Professional Persons and allowed in a Final Order of the Bankruptcy Court) shall be paid in full, in Cash, by the Reorganized Debtors (i) on the later to occur of the Effective Date or the date the order allowing such Administrative Claim becomes a Final Order, or (ii) upon such other terms as may exist in the ordinary course of business of the Debtor; or (iii) upon such terms as may exist pursuant to order of the Bankruptcy Court(1).

                  (B) ADMINISTRATIVE EXPENSES INCURRED AFTER CONFIRMATION DATE. Administrative Claims representing obligations incurred by Reorganized Synergy after the Confirmation Date shall not be subject to application to the Bankruptcy Court and may be paid by Reorganized Synergy in the ordinary course of business and without further Bankruptcy Court approval. As more fully set forth herein, after the Confirmation Date, a reserve fund of $7,500.00 shall be established to pay, without the necessity for any approval by the Court, the reasonable fees and expenses of the Professional Persons employed by the Debtors or the Committee for services rendered post-confirmation in connection with the implementation and consummation of this Plan, the claims reconciliation process, all expenses attendent to such distributions under the Plan and any other matters as to which such Professionals may be engaged. The fees and expenses of such Professionals shall be submitted monthly to the Debtors, Committee and the Office of the United States Trustee by such professionals in the form of a detailed invoice therefor, and shall be paid by the Debtors within ten (10) Business Days after such submission from the reserve fund. If the Debtors' or the Committee dispute the reasonableness of any such invoice within ten (10) days of receipt of such proposed fees, the Debtors shall timely pay the undisputed portion of such invoice, and the Debtors, the Committee or the affected Professional may, after attempting to resolve the dispute, submit such dispute to the Bankruptcy Court for a determination of the reasonableness of such invoice.















-----------------
(1) The Debtors have received written consent from certain of the Debtors' management personnel (Messrs. B. Coffey, W. Engles, T. Cooley and B. Cooley), wherein they have agreed , subject to confirmation of this Plan, to (I) reduce their administrative claims for unpaid post-petition salary claims to an aggregate sum of $17,029; (ii) waive their right to participate in the pro rata cash distribution to Class 3 Unsecured Creditors; and (iii) accept one share of New Common Stock for every $2.00 of such holder's Allowed Unsecured Claim notwithstanding the provisions for distribution to Class 3 Unsecured Creditors set forth in the Plan.

         3.       PRIORITY TAX CLAIMS

                  Each holder of a Priority Tax Claim that has not been paid prior to the Effective Date shall be paid in full the Allowed Amount of its Priority Tax Claim on the Effective Date.


                                    ARTICLE V

                    TREATMENT OF CLAIMS AND EQUITY INTERESTS

A.       TREATMENT OF CLASS 1 PRIORITY CLAIMS

         Class 1 (Priority Claims). Class 1 is not impaired. Each holder of an Allowed Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan. Each holder of an Allowed Priority Claim shall receive Cash in an amount equal to such Allowed Priority Claim on the later of the Effective Date or the date such Claim becomes an Allowed Priority Claim, or as soon thereafter as is practicable, unless the holder of the Allowed Priority Claim and the Debtors agree to a different treatment.

B.       TREATMENT OF CLASS 2 SECURED CLAIMS

         Class 2 (Secured Claims). Class 2 is unimpaired under the Plan. Each holder of an Allowed Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan. The Debtors shall pay the holders of Allowed Secured Claims in accordance with the terms of the agreement securing their claim without acceleration and pursuant to the provisions thereof, as existing before the commencement of the Debtors' Chapter 11 Cases or as may be agreed upon in writing by and between the holder of such Claim and the Debtors, and defaults, if any, existing thereunder as at the Confirmation Date, shall be cured prior to the Effective Date. The Allowed Amount of such Claim shall not exceed the value of the collateral securing same as at the Confirmation Date, as determined by the Bankruptcy Court or as agreed upon by the Debtors and the holder or holders of such Secured Claim.

C.       TREATMENT OF CLASS 3 UNSECURED CLAIMS

                  Class 3 Unsecured Claims. Class 3 is impaired. Each Holder of an Allowed Unsecured Claim is entitled to vote to accept or reject the Plan. Each Holder of an Allowed Class 3 Claim shall receive (i) its Pro Rata share of approximately $90,000.00; and (ii) one share of New Common Stock for each $1.00 of such holder's Allowed Unsecured Claim (up to an aggregate 3,000,000 shares of New Common Stock for Class 32) in full settlement, release and discharge of his or its respective Allowed Claim against the Debtors. Payments to Holders of Allowed Class 3 Claims of their Pro Rata share of approximately $90,000.00 and distribution of New Common Stock shall be made (a) within ten (10) days after final resolution of all Disputed Claims in Class 3; or (b) such other date as may be determined by the Debtors and the Committee [See footnote 1, supra].

D.       TREATMENT OF CLASS 4 EQUITY INTERESTS AND RIGHTS RELATED THERETO

         Class 4 Equity Interests. Class 4 is impaired under the Plan. Each holder of Synergy common stock is entitled to vote to accept or reject the Plan. As of the Effective Date (i) all Stock Options and Warrants shall be extinguished, and (ii) each holder of Synergy common stock shall receive one share of New Common Stock in exchange for every ten shares of common stock held by the Equity Interest Holder in full and complete satisfaction of such Equity Interest.

















----------------------
2 In the event Allowed Unsecured Claims exceed $3,000,000, holders of Allowed Unsecured Claims shall receive their pro rata share of 3,000,000 shares of New Common Stock.

E.       CONTROVERSY WITH RESPECT TO IMPAIRMENT

         In the event of a controversy as to whether a Claimant or holder of an Equity Interest is impaired, the Court shall, after notice and a hearing, determine such controversy.


                                   ARTICLE VI

              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         In the event there are any executory contracts or unexpired leases that have not been either (a) assumed and/or assigned, or (b) rejected, all executory contracts and unexpired leases that exist as of the Confirmation Date between the Debtor and any Person shall be deemed rejected as of the Confirmation Date.


                                   ARTICLE VII

               MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

A.       SUBSTANTIVE CONSOLIDATION AND MERGER

         Entry of the Confirmation Order shall constitute the approval, pursuant to section 105 of the Bankruptcy Code, effective as of the Effective Date of the substantive consolidation of these Chapter 11 Cases into a single proceeding for all purposes with respect to confirmation, consummation and implementation of the Plan. On the Effective Date these Chapter 11 Cases shall be substantively consolidated for all purposes. As a result of the substantive consolidation: (i) all intercompany Claims will be charged off, written off, or otherwise extinguished; (ii) all assets and liabilities of the Debtors will be merged or treated as though they were merged; (iii) any obligation of any of the Debtors and all guaranties thereof executed by one or more of the Debtors will be deemed to be one obligation of the consolidated Debtors; (iv) any Claims filed or to be filed in connection with any such guaranties will be deemed one Claim against the consolidated Debtors; (v) each and every Claim filed in the individual Chapter 11 Cases will be deemed filed against the consolidated Debtors in the consolidated Chapter 11 Cases; and (vi) for the purposes of determining the availability of the right of setoff under section 553 of the Bankruptcy Code, the Debtors shall be treated as one entity so that, subject to the other provisions of section 553 of the Bankruptcy Code, debts due any of the Debtors may be setoff against the debts of any of the other Debtors. In addition, on the Effective Date, and in accordance with the terms of this Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guaranties of collection, payment or performance made by any of the Debtors as to the obligations of any other Debtors shall be discharged, released and of no further force and effect.

B.       RESTRUCTURING TRANSACTIONS

         1. As of the Effective Date the authorized capital stock of Reorganized Synergy will consist of 75,000,000 shares of New Common Stock, par value $0.001 per share. It is estimated that an aggregate of approximately 3,000,000 shares of New Common Stock of Reorganized Synergy will be issued to holders of Allowed Unsecured Claims; 4,800,550 shares of New Common Stock will be issued to holders of Equity Interests; and 19,500,000 shares of New Common Stock issued to Albers and/or their designees.

         2. Albers shall pay the Debtors $75,000 in consideration for 19,500,000 shares of New Common Stock.

C.       SOURCE OF PAYMENTS

         The Plan shall be funded from:

         1. Net cash consideration of $300,000 from the sale of substantially all of the Debtors' assets to World Energy Systems Corporation;

         2. $75,000 from Albers to partially fund the Plan; and

         3. Reorganized Synergy's future operations shall, for a period of two years commencing on the Effective Date, be funded by Albers as needed and from equity capital raisings and operational revenues.

D.       CORPORATE NAME CHANGE AND RELOCATION

         The Reorganized Synergy Certificate of Incorporation and Reorganized Synergy By-laws shall provide that, on the Effective Date, Synergy shall change its name to Australian Oil & Gas Corporation and reincorporate as a Delaware corporation. On and after the Effective Date, the corporate offices of Reorganized Synergy shall be located at 2480 North Tolemac Way, Prescott, Arizona 86305.

E.       CANCELLATION OF EXISTING SECURITIES AND AGREEMENTS

         Pursuant to the Plan, on the Effective Date, any document, agreement or instrument evidencing any Claim or Equity Interest shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors under such documents, agreements, or instruments evidencing such claims and Equity Interests, as the case may be, shall be discharged.


                                  ARTICLE VIII

              PROCEDURES FOR RESOLVING AND TREATING DISPUTED CLAIMS

A.       RESOLUTION OF DISPUTED CLAIMS

         Objections to Disputed Claims shall be filed with the Bankruptcy Court by the Debtors or the Committee and served upon each holder of such Disputed Claims to which objections are made not later than the Confirmation Date. If the objection to a proof of claim that relates to a Disputed Claim has not been filed by the applicable date, the claim to which the proof of claim relates shall be treated as an Allowed Claim for purposes of distributions under the Plan. There shall be no distribution to a particular class until such time that there has been a final resolution of all Disputed Claims in that Class, at which time the Debtors shall make such payments as provided for in the Plan.


                                   ARTICLE IX

                     PROVISIONS CONCERNING CAUSES OF ACTION

         Effective upon the Effective Date, the Debtors waive, release amd relinquish any and all of their claims and rights, if any, relating to any transfers of the Debtors' property to or for the benefit of any creditor which could be avoided, recovered or subordinated pursuant to the provisions of ss.ss. 544,547,548, 549, 550, 551 and 553 of the Code, except for any such claims or actions filed by the Debtor or the Committee prior to the Confirmation Date. Each creditor of the Debtors by and upon confirmation of the Plan, is hereby deemed to have waived, released and relinguished any and all of its claims and rights, if any, against the Debtors arising out of, or relating to, their determination not to pursue, or recommend the pursuit of any action, suit, or proceeding based upon potential claims and rights, if any, relating to the matters set forth in this Article.


                                    ARTICLE X

          PROVISIONS REGARDING VOTING AND DISTRIBUTIONS UNDER THE PLAN

A.       VOTING OF CLAIMS

         Each holder of an Allowed Unsecured Claim or Allowed Equity Interest shall be entitled to vote separately to accept or reject the Plan as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

B.       NONCONSENSUAL CONFIRMATION

         If the impaired Class of Equity Interests entitled to vote shall not accept the Plan by the requested statutory majority provided in section 1126(d) of the Bankruptcy Code, the Debtors shall request that the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code.

C.       DISBURSING AGENT

         Shelby Goldgrab shall act as Cash Disbursing Agent on behalf of Reorganized Synergy for purposes of making all Cash Distributions under the Plan. American Stock Transfer Company shall act as Stock Disbursing Agent for purposes of making all New Common Stock Distributions under the Plan. The disbursing agents shall not be liable for any act or omission taken or omitted to be taken in their capacity as a disbursing agent other than acts or omissions resulting from willful misconduct, gross negligence, fraud or breach of fiduciary duty.

D.       DISTRIBUTION OF CASH

         Any payment of Cash made by the Cash Disbursing Agent pursuant to the Plan shall be made by check drawn on a domestic bank.

E.       DISTRIBUTION OF NEW COMMON STOCK

           The disbursing agents shall not be required to give any bond or surety or other security for the performance of their respective duties unless otherwise ordered by the Bankruptcy Court, and in the event that such party is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be paid by Reorganized Synergy. After the Effective Date, the reasonable fees and expenses of procurring incurred in connection with the distribution of New Common Stock shall be paid by Reorganized Synergy.

F.       MINIMUM DISTRIBUTIONS

         No payment of Cash less than five dollars shall be made by Reorganized Synergy to any holder of a Claim.

G.       FRACTIONAL SHARES

         No fractional shares of New Common Stock shall be distributed under the Plan. When any distribution pursuant to the Plan on account of an Allowed Unsecured Claim or Equity Interest would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (i) fractions of one-half (1/2) or greater shall be rounded to the next higher whole number; and (ii) fractions of less than one-half (1/2) shall be rounded to the next lower whole number.

H.       UNCLAIMED DISTRIBUTIONS

         Distributions of Cash and New Common Stock to holders of Allowed Claims shall be made at the address of each such holder as set forth on the Proofs of Claim filed by such holders unless no Proof of Claim has been filed, in which case then to the address set forth on the Schedules filed with the Court, unless superceded by a written notice to the Disbursing Agent providing actual knowledge to the Disbursing Agent of a change of address. Distributions of New Common Stock to holders of Equity Interests shall be made at the address of each such holder as maintained by American Stock Transfer Company. If any holder's Distribution is returned as undeliverable, no further Distributions to such holder shall be made unless and until the Disbursing Agent is notified in writing of such holder's then current address, at which time all Distributions shall be made to such holder, without interest. Nothing contained in the Plan shall require the Reorganized Debtors or the Committee to attempt to locate any holder of an Allowed Claim, other than to mail distributions to the last known address of the holder of such Allowed Claim. All Claims for undeliverable Distributions shall be made on or before one hundred and twenty (120) days after the date such undeliverable Distribution was initially made. If any Claim for an undeliverable Distribution is not timely made as provided in the foregoing sentence, such Claim shall be forever barred. All unclaimed Cash Distributions over $10,000 in the aggregate shall be distributed to Allowed Class 3 Claim holders on a Pro Rata basis. All unclaimed New Common Stock shall be cancelled.

I.       PROFESSIONAL FEES AND EXPENSES

         Each of the Professionals requesting compensation in the Chapter 11 Cases shall file an application for an allowance of final compensation and reimbursement of expenses in the Chapter 11 Cases incurred through the Confirmation Date within thirty (30) days after the Confirmation Date.


                                   ARTICLE XI

                  PROVISIONS CONCERNING DISCHARGE AND PROPERTY

A.       DISCHARGE OF ALL CLAIMS

         Except as otherwise provided by this Plan, the rights afforded in this Plan shall be in exchange for complete discharge and release of all Claims of any kind whatsoever arising prior to the Confirmation Date, against the Debtors or any of the Debtors' assets or property; and except as otherwise provided herein, upon the Effective Date, all such Claims against the Debtors shall be satisfied, discharged and released in full; and all Claimants shall be precluded from asserting against the Debtors or their assets or property, any other or further claim based upon any act or omission, transaction or other activity of any kind or nature whether known or unknown, that occurred prior to the Confirmation Date.

B.       VESTING OF PROPERTY IN THE REORGANIZED DEBTOR

         Except as otherwise provided by this Plan, upon the Effective Date, title to all assets dealt with by this Plan shall pass to Reorganized Synergy free and clear of all Claims in accordance with section 1141 of the Bankruptcy Code.


                                   ARTICLE XII

                 CONDITION PRECEDENT TO CONFIRMATION OF THE PLAN

         The Effective Date of the Plan shall be when the Confirmation Order shall have been entered and becomes a final order.


                                  ARTICLE XIII

                            RETENTION OF JURISDICTION

A.       RETAINED JURISDICTION

         Following Confirmation, except as provided below, the Bankruptcy Court may retain such jurisdiction as is legally permissible after Confirmation, including, without limitation, for the following purposes:

         1. To hear and determine any dispute relating to the Plan or any property described in the Plan and to enforce its provisions.

         2. To hear and determine all issues arising out of any motions, applications, adversary proceedings or contested or litigated matters in the Chapter 11 Cases pending at the Confirmation Date or commenced thereafter.

         3. To order recovery of any assets of the Debtors, whether title is presently held in the name of the Debtors or a third party.

         4. To hear and determine motions to approve the sale of assets of the Debtors under section 363 of the Bankruptcy Code and/or the rejection or assumption of executory contracts under Section 365 of the Bankruptcy Code.

         5. To hear and determine all issues relating to any purchases, sales or contracts made or undertaken by the Debtors during the pendency of the Chapter 11 Cases.

         6. To hear and determine all Claims arising from the rejection of executory contracts or unexpired leases.

         7. To hear and determine all objections to Claims and all controversies concerning classification, allowance, valuation, liquidation, estimation, or satisfaction of Claims.

         8. To make orders allowing amendment of the Schedules filed in the Chapter 11 Cases for any purpose including, without limitation, to perfect objections to Claims not previously listed as disputed, contingent or unliquidated.

         9. To hear and determine all applications for compensation of professional and similar fees and reimbursement of expenses arising out of or relating to the Chapter 11 Cases or any Claims.

         10. To hear and determine any and all motions to abandon property of the Debtors' estates.

         11. To make such other orders or give such directions as permitted by section 1142 of the Bankruptcy Code.

         12. To consider and order any modifications or amendments requested to the Plan.

         13. To remedy any defect or omission or reconcile any inconsistency in the Plan or the Confirmation Order in such manner as may be necessary or desirable to carry out the purposes and intent of the Plan.

         14. To make all orders necessary or appropriate to carry out the provisions of the Plan.

         15. To enforce all orders previously entered by the Bankruptcy Court.

         16. To determine such other matters as may be provided for in the Confirmation Order or as may be authorized under the Bankruptcy Code.


                                   ARTICLE XIV

                                     NOTICES

         Except as otherwise herein provided, all notices required to be made in or under the Plan shall be in writing and shall be mailed by registered or certified mail, return receipt requested:


         If to the Debtor:        Synergy Technologies Corporation
                                  333 East 53rd Street - #7E
                                  New York, New York 10022
                                  Attn: Barry Coffey


         With a copy to:          Todtman, Nachamie, Spizz & Johns, P.C.
                                  425 Park Avenue
                                  New York, New York 10022
                                  Attn: Arthur Goldstein, Esq.


         If to the Committee:     c/o Brown, Raysman, Millstein, Felder &
                                  Steiner, LLP
                                  900 Third Avenue
                                  New York, New York 10022
                                  Attn: Jay L. Gottlieb, Esq.

         Any person may change the address at which he is to receive notices for purposes of this Plan by sending written notice pursuant to this provision to the Debtor. Furthermore, notice shall be given to all of the above and their successors.


                                   ARTICLE XV

                    OFFICIAL COMMITTEE OF UNSECURED CREDITORS

A.       CONTINUATION OF THE COMMITTEE

         The Committee shall continue to exist for the purpose of enforcing the Class 3 Plan obligations, objections to Claims and representing the interests of holders of Class 3 Claims (in general, not with respect to particular creditors) in adversary proceedings, applications and proceedings filed or heard after confirmation of the Plan until all Distributions to Class 3 have been made, and to otherwise carry out its responsibilities under the Plan.

         The Committee shall be composed of the present members after the Confirmation Date. In the event a member ceases to be a claimant for any reason whatsoever other than payment in accordance with Article IV of the Plan, that claimant or its representative shall immediately resign from the Committee; provided, however, that in the event such a claimant sells or transfers its Claim, the purchaser or transferee of the Claim being sold shall have the right to participate, directly or through a representative, as a voting member of the Creditors' Committee, subject to all applicable provisions of the Plan. The Committee shall terminate when all payments pursuant to Article IV of the Plan have been made to the holders of Class 3 Claims.


                                   ARTICLE XVI

        PROVISIONS REGARDING CORPORATE GOVERNANCE OF REORGANIZED SYNERGY

A. MANAGEMENT OF REORGANIZED SYNERGY. On the Effective Date, the officers and directors of Reorganized Synergy shall be those individuals referred to in the Disclosure Statement filed with the Plan. Each of the members of the Board of Directors of such Board of Directors shall serve in accordance with the Reorganized Synergy Certificate of Incorporation and Reorganized Synergy By-laws, as the same may be amended from time to time.

B. CERTIFICATE OF INCORPORATION AND BY-LAWS. The Reorganized Synergy Certificate of Incorporation and Reorganized Synergy By-laws shall contain provisions (i) to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such certificate of incorporation and by-laws as permitted by applicable law; (ii) that, on the Effective Date, Synergy shall change its name to Australian Oil & Gas Corporation and reincorporate as a Delaware corporation; and (iii) to effectuate the provisions of the Plan.

C. AUTHORIZATION AND ISSUANCE OF NEW COMMON STOCK. The issuance of the New Common Stock by Reorganized Synergy is hereby authorized without further act or action under applicable law, regulation, order or rule.

D. LISTING OF NEW COMMON STOCK. Reorganized Synergy shall use commercially reasonable efforts to cause the shares of New Common Stock to be listed on the OTC/BB.


                                  ARTICLE XVII

                            MISCELLANEOUS PROVISIONS

A.       APPLICABLE LAW

         Except to the extent that the Bankruptcy Code or other federal law is applicable, the rights and obligations arising under this Plan are governed under the internal laws of the State of New York.

B.       UNENFORCEABILITY OF PARTICULAR PROVISIONS

         Should any provision in this Plan be determined to be unenforceable in whole or in part, such determination shall in no way limit or affect the enforceability and operative effect of the remainder of this Plan, including any of its provisions to the extent not determined to be unenforceable.

C.       REVOCATION AND WITHDRAWAL PRIOR TO CONFIRMATION

         The Debtors reserve the right to revoke and withdraw this Plan prior to the Confirmation Date. If the Debtors revoke or withdraw this Plan, or if the Confirmation Date or the Effective Date does not occur, then this Plan shall be deemed null and void, and in such event nothing contained herein shall be deemed to constitute a waiver or release of any claim by or against the Debtors or any other entity or to prejudice in any manner the rights of the Debtors or any entity in any further proceedings.

D.       AMENDMENT AND MODIFICATION

         The Debtors may propose amendments to, or modification of, this Plan at any time at or before Confirmation. After Confirmation of the Plan, the Debtors may, with the approval of the Bankruptcy Court and so long as it does not materially adversely affect the treatment of any Claim or Equity Interest, amend the Plan to remedy any defect or omission or reconsider any inconsistencies in the Plan or in the order of Confirmation as necessary or desirable to carry out the purpose and effect of the Plan.

E.       LIMITATION OF LIABILITY

         The Debtors and the Committee appointed herein, and their respective officers, directors, shareholders, employees, trustees, members, affiliates and agents (including any Professionals employed by one or more of them), shall have no liability to any holder of an Administrative Claim, Claim or Equity Interest, or any other person under any theory of liability for any act taken or omission made with respect to the Debtors since the Filing Date r in connection with, related to, or arising out of, the formulation, implementation, confirmation, or consummation of the Plan, the Disclosure Statement, or any other contract, instrument, release, agreement or document created in connection with the Plan, the pursuit of approval of the Disclosure Statement or the solicitation of votes for or confirmation of the Plan, or the administration of the Debtors' cases, the Plan or the property to be distributed under the Plan, except for willful misconduct, gross negligence or breach of fiduciary duty as determined by Final Order of the Bankruptcy Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

F.       POST-CONFIRMATION PROFESSIONAL FEES

         Subsequent to the Confirmation Date, the Debtors shall be authorized and directed to pay reasonable professional fees and expenses relating to the post-confirmation administration of its estate and this Plan incurred by its professionals and by professionals retained by the Committee.

G.       SUCCESSORS AND ASSIGNS

         The rights, duties and obligations of any Person named or referred to in this Plan shall be binding upon, and shall inure to the benefit of, the successors and assigns of such Person.

H.       BINDING EFFECT OF PLAN

         Upon the Confirmation Date, all of the provisions of the Plan shall be binding on the Debtors, on all Creditors, on all Equity Interest Holders, and on all other entities to the extent that they are affected (or to the extent that their interests are affected) in any manner by this Plan.


Dated:     New York, New York
           May 20, 2003

                                      SYNERGY TECHNOLOGIES CORPORATION
                                      CARBON RESOURCES LIMITED
                                      Debtors and Debtors in Possession


                                      By: /s/ Barry Coffey
                                          Barry Coffey
                                          Its: President




                                      TODTMAN, NACHAMIE, SPIZZ & JOHNS, P.C.
                                      Attorneys for the Debtors and Debtors in Possession


                                      By: /s/ Arthur Goldstein
                                          --------------------=----------------
                                          Arthur Goldstein (AG 8735)
                                          A Member of the Firm
                                      425 Park Avenue
                                      New York, New York 10022
                                      (212) 754-9400








                                       29